Exhibit 99.1

Contact:	Gary Wehrle	Pacific Crest Capital, Inc.
	Chief Executive Officer	30343 Canwood Street
	818-865-3300	Agoura Hills, CA 91301

NEWS

PACIFIC CREST CAPITAL, INC. ANNOUNCES RETIREMENT OF $7,250,000 OF
9.375% TRUST PREFERRED SECURITES

Agoura Hills, California, May 30, 2003...Pacific Crest Capital, Inc. (NASDAQ NM-PCCI) today reported that it is redeeming $7,250,000, or 42%, of its $17,250,000 9.375% PCC CAPITAL I Trust Preferred Securities.  The securities are redeemable by Pacific Crest Capital, Inc. at par value, plus accrued interest, and will be redeemed on June 30, 2003.

Robert Dennen, Chief Financial Officer, stated, “This $7,250,000 redemption represents a partial call of the outstanding $17,250,000 9.375% Trust Preferred Securities.  The redemption will be funded by the existing cash resources of the Company.  After retirement, there will be $10,000,000 still outstanding of the 9.375% Trust Preferred Securities.”

Mr. Dennen added, “The redemption of the 9.375% Trust Preferred Securities will result in a second quarter charge of $359,000 on a pre-tax basis, or $208,000 after tax, in order to expense the pro-rata portion of the deferred issuance costs related to these securities.”

The redemption of the Trust Preferred Securities will be done on a lottery basis pursuant to the Trust Preferred Securities Agreement.  Therefore, individual holders of the Trust Preferred Securities may have all or none of their holdings redeemed depending on the lottery results.

The Company previously reported that it had issued $19,330,000 of new Trust Preferred Securities in two separate offerings during March and April of 2003.  The March issue was for $13,330,000, with a fixed interest rate of 6.335% for the first five years of its 30-year term, after which interest will float and reset quarterly at the three-month LIBOR rate plus 3.25%.  The April issue was for $6,000,000, with a fixed interest rate of 6.58% for the first five years of its 30-year term, after which interest will float and reset quarterly at the three-month LIBOR rate plus 3.15%.

Pacific Crest Capital, Inc. is a bank holding company that conducts business through its wholly owned subsidiary, Pacific Crest Bank.  Since its establishment in 1974, Pacific Crest Bank has operated as a specialized business bank providing exceptional service to California’s small businesses, entrepreneurs, and investors.  Products offered include customized loans on income producing real estate, business loans under the U.S. Small Business Administration 7(a) and 504 loan programs, lines of credit and term loans to businesses and professionals, and specialized FDIC-insured savings and checking account programs.  The Bank is an SBA “Preferred Lender” in the entire Southern California region from Santa Barbara to San Diego, in all of Northern California, and in the state of Oregon.  Pacific Crest Bank is headquartered in Agoura Hills, California, operates three California full-service branches located in Beverly Hills, Encino, and San Diego and provides loan production services primarily throughout California and Oregon.

Previously released Company press releases, reports filed with the Securities and Exchange Commission, and other information is on the Company’s Web page on the Internet at http://www.paccrest.com.